Exhibit 4.6

SHARE PURCHASE AGREEMENT

by and among

CHINA KANGHUI HOLDINGS

CHANGZHOU KANGHUI MEDICAL INNOVATION CO., LTD.

BEIJING LIBEIER BIOLOGY ENGINEERING RESEARCH INSTITUTE CO., LTD.

GUARANTORS

and

INVESTORS

dated as of April 21, 2009

SCHEDULE A	GUARANTORS

SCHEDULE B	DISCLOSURE SCHEDULES

SCHEDULE C	CAPITALIZATION TABLE

SCHEDULE D	ESOP

EXHIBIT A	RESTATED MEMORANDUM AND ARTICLES

EXHIBIT B	RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT C	SERIES B PREFERRED SHARE RESTRICTION AGREEMENT

EXHIBIT D	SERIES B PREFERRED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT E	MANAGEMENT RIGHTS LETTER

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of April 21, 2009 by and among China Kanghui Holdings, an exempt company organized and existing under the Laws of the Cayman Islands (the “Company”); Changzhou Kanghui Medical Innovation Co., Ltd., a wholly foreign owned enterprise organized and existing under the Laws of the PRC (“Changzhou Kanghui”); Beijing Libeier Biology Engineering Research Institute Co., Ltd., a wholly foreign owned enterprise organized and existing under the Laws of the PRC (“Beijing Libeier”, together with Changzhou Kanghui, collectively, the “Domestic Entities”, each, a “Domestic Entity”); each of the parties set forth in Schedule A (each a “Guarantor”, and collectively, “Guarantors”); and VIVO Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. (each an “Investor”, collectively, the “Investors”).

RECITALS

WHEREAS, the Company is the sole legal and beneficial owner of all the equity interest in the registered capital of each of Changzhou Kanghui and Beijing Libeier. Each of Changzhou Kanghui and Beijing Libeier is engaged in the business of manufacturing and sales of medical devices and artificial organs (the “Principal Business”); WHEREAS, the Investors seek to invest in the Company and to purchase the Series B-1 Shares (as defined below) of the Company, and the Company desires to issue the Series B-1 Shares to the Investors on terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Balance Sheet Date” means December 31, 2008.

“Company Group” means the Company, the Domestic Entities and their respective Subsidiaries from time to time.

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written, oral, express or implied.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Historical Financial Statements” means, collectively, (i) the audited balance sheet of Changzhou Kanghui as of December 31, 2006 and December 31, 2007 as well as the audited income statement and cash flow statement of Changzhou Kanghui for each year ended December 31, 2006 and December 31, 2007; the unaudited balance sheet of Changzhou Kanghui as of December 31, 2008 as well as the unaudited income statement and cash flow statement of Changzhou Kanghui for the year ended December 31, 2008; and (ii) the unaudited balance sheet of Beijing Libeier as of December 31, 2008 as well as the unaudited income statement and cash flow statement of Beijing Libeier for the year ended December 31, 2008, in each case prepared in accordance with the PRC GAAP.

“Intellectual Property” means any and all (i) patents, patent applications (including the right to file such application), and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term adjustments thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, websites, web pages and any part thereof, (v) technical information, proprietary information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, and any applications and registrations therefor (including the right to file such applications and registrations), (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor (including the right to file such applications and registrations), and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“Material Adverse Event” means any change, event or effect that (a) is or could be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations, or prospects of any of the Company, the Domestic Entities, or their Subsidiaries individually or taken as a whole or (b) is or could materially impair the validity or enforceability of this Agreement against any Warrantor or (c) is or could materially adversely affect any Warrantor’s ability to perform its respective obligations under this Agreement, any Transaction Document or in connection with the transactions contemplated hereunder or thereunder.

“Order” means any injunction, judgment, decree, order, ruling, assessment or writ of any Governmental or Regulatory Authority.

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“PRC” means the People’s Republic of China but solely for the purposes of this Agreement and the other Transaction Documents excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“PRC GAAP” means generally accepted accounting principles in the PRC applied on a consistent basis.

“Related Party” means each member or stockholder of the Company or of any member of the Company Group, each Affiliate of the Company or of any member of the Company Group, and each member of the immediate family of each of the foregoing that is an individual.

“Restated Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in substantially the form attached hereto as Exhibit A.

“Senior Manager” means, with respect to any member of the Company Group, the chief executive officer of such company and any member of management reporting directly to the board of directors or chief executive officer of such company.

“Subsidiary” means, with respect to any Person, any other Person directly or indirectly controlled by such Person.

“Transaction Documents” means this Agreement, the Restated Memorandum and Articles, the Restated Investors’ Rights Agreement, the Series B Preferred Right of First Refusal and Co-Sale Agreement, the Series B Preferred Share Restriction Agreement and the Management Rights Letter.

2. Purchase and Sale of Shares

2.1 Purchase and Sale of Series B-1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to sell and issue to the Investors, and the Investors agree to purchase, in aggregate, 182,493 Company’s voting Series B-1 convertible redeemable participating preferred shares, par value US$0.01 per share, (“Series B-1 Shares”), for the aggregate consideration of US$2,000,000 (the “Purchase Price”). The original issue price per Series B-1 Share (the “Series B-1 Original Issue Price”) shall be US$10.9594, as adjusted for any share dividends, combinations, splits, recapitalizations and the like.

2.2 Closing

(A) The consummation of the purchase and sale of the Series B-1 Shares pursuant to Section 2.1 (the “Closing”) shall take place as soon as practicable after all conditions to the Closing under Sections 6 and 7 hereof have been waived or satisfied, remotely via the exchange of documents and signatures, or at such other time, on such other date and at such other location as is agreed by the parties in writing.

(B) At the Closing, the Company shall cause the Company’s share register to be updated to reflect the Series B-1 Shares purchased by the Investors and, as soon as possible thereafter, shall deliver to the Investors a certified copy of such updated share register together with certificates evidencing the Series B-1 Shares.

(C) At the Closing, the Investors shall deliver to the Company the Purchase Price by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Company at least five (5) business days prior to the Closing.

2.3 Series B-2 Financing.

(A) The parties hereto acknowledge that the Company anticipates a round of equity financing following the Closing through the issuance of the Company’s voting Series B-2 convertible redeemable participating preferred shares, par value US$0.01 per share, (“Series B-2 Shares”) (the “Series B-2 Financing”). The aggregate consideration for the Series B-2 Financing shall not be less than US$5,000,000 or greater than US$10,000,000 (which shall include the US$2,000,000 the Company has the right to require the Investors to invest under Section 2.3(B) below), unless otherwise agreed by the Investors. The Series B-2 Financing shall be led by an independent institutional investor (the “Series B-2 Lead Investor”), which shall not be affiliated or associated with any member of the Company Group or its existing or former stockholders, directors or Senior Managers, however, any affiliate of any existing preferred shareholder which is affiliated on the ground of common control and makes decision independently, shall not be subject to the foregoing restriction and will be treated as an independent investor. The Series B-2 Financing shall be completed within one year following the Closing (the “Series B-2 Financing Period”). The issue price per Series B-2 Share (the “Series B-2 Issue Price”) shall be reasonably and mutually determined by the Company and the Series B-2 Lead Investor with price and terms determined on an arm-length transaction basis. The investment amount of the Series B-2 Lead Investor in the Series B-2 Financing shall not be less than US$2,000,000. Other than the provisions in connection with or in relation to the Series B-2 Issue Price, the Series B-2 Shares shall be entitled to the rights, powers and privileges applicable to the Series B Preferred Shares.

(B) The Company shall have the right, during the Series B-2 Financing Period, to require the Investors to purchase a certain number of Series B-2 Shares in the amount of US$2,000,000 upon the closing of the Series B-2 Financing, at the Series B-2 Issue Price, provided that the Company shall give prior notice in writing to the Investors of no less than twenty (20) business days of the closing of the Series B-2 Financing.

(C) In case that the Series B-2 Issue Price is higher than the Series B-1 Original Issue Price and the Investors fail to purchase the Series B-2 Shares in accordance with Section 2.3(B) above, the Series B-1 Conversion Price (as defined in the Annex to the Restated Memorandum and Articles) shall be automatically adjusted upward to a price (calculated to the nearest one hundredth of a cent) determined in accordance with the following formula:

ACP = ICP x A / B

For purpose of the foregoing formula, the following definitions shall apply: (1) ACP shall mean the Series B-1 Conversion Price immediately after such adjustment; (2) ICP shall mean the Series B-1 Conversion Price immediately prior to such adjustment; (3) A shall mean the Series B-2 Issue Price; and (4) B shall mean the Series B-1 Original Issue Price.

(D) In case that the Series B-2 Issue Price is lower than the Series B-1 Original Issue Price, (i) if the Investors purchase the Series B-2 Shares in accordance with Section 2.3(B) above, the Series B-1 Conversion Price shall be automatically adjusted downward pursuant to Article 6.4(E)(a) of the Annex to the Restated Memorandum and Articles, or (ii) if the Investors fail to purchase the Series B-2 Shares in accordance with Section 2.3(B) above, the Series B-1 Conversion Price shall not be adjusted notwithstanding the provisions in Article 6.4(E)(a) of the Annex to the Restated Memorandum.

3. Representations and Warranties of Warrantors. Each of the Guarantors, the Company and the Domestic Entities (each, a “Warrantor”) hereby jointly and severally represents and warrants to the Investors as follows, subject to such exceptions as may be set forth in the Disclosure Schedules attached to this Agreement as Schedule B (the “Disclosure Schedules”). Subject to the Disclosure Schedules, the representations and warranties made by the Warrantors in this Section 3 shall be true and correct as of the date of this Agreement and shall remain true and correct as of the Closing, except for representations and warranties made expressly as of another date, which representations and warranties shall be true and correct on and as of such date.

3.1 Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each Domestic Entity is duly organized, validly existing and in good standing under the Laws of the PRC. Each member of the Company Group has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts business, except where the failure to so qualify would not be a Material Adverse Event.

3.2 Capitalization

(A) Company

(1) The authorized capital of the Company as of the Closing shall have consisted of:

(a) 95,894,030 common shares, par value US$0.01 per share (“Common Shares”), of which 5,771,440 shares are duly and validly issued, fully paid, nonassessable, and outstanding and were issued in accordance with all applicable Laws, and 1,743,072 of which are reserved for issuance pursuant to (i) the employees’ stock option plans of the Company that have been approved by the board of directors of the Company (the “Board”) and are attached to this Agreement as Schedule D, and (ii) any employees’ stock option plan of the Company to be subsequently approved by the Board with the affirmative vote of the Series B Director (as defined in the Restated Memorandum and Articles) (the “ESOP”).

(b) 4,105,970 preferred shares, par value US$0.01 per share, 1,317,316 of which are issued and outstanding, and designated as the Company’s voting Series A convertible redeemable participating preferred shares (“Series A Shares”), 2,606,161 of which are issued and outstanding, and designated as the Company’s voting Series B convertible redeemable participating preferred shares (“Series B Shares”, together with the Series B-1 Shares, the “Series B Preferred Shares”), and 182,493 of which are designated as Series B-1 Shares and will be sold to the Investors pursuant to the terms of this Agreement. None of the Series B-1 Shares is issued and outstanding immediately prior to the Closing. The rights, privileges, preferences and restrictions of Series A Shares, Series B Shares and Series B-1 Shares at the Closing are as stated in the Restated Memorandum and Articles.

The Capitalization Table attached hereto as Schedule C sets forth the complete and accurate capitalization of the Company both immediately prior to the Closing and as it shall exist immediately following the Closing.

(2) Except as set forth above, except for certain rights provided in this Agreement or any of the Transaction Documents or the ESOP, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.

(3) The Common Shares available for future issuance under the ESOP shall be sufficient to meet the Company’s equity incentive needs for at least the twelve (12) month period following the Closing.

(B) Domestic Entities

(1) The registered capital of Changzhou Kanghui is RMB66,000,000, fully paid as of the date hereof. The Company is the sole record and beneficial owner of the registered capital of Changzhou Kanghui.

(2) The registered capital of Beijing Libeier is RMB600,000, fully paid as of the date hereof. The Company is the sole record and beneficial owner of the registered capital of Beijing Libeier.

(3) There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or stockholders agreements or contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any Domestic Entity to increase or decrease its registered capital.

3.3 Subsidiaries. Except as disclosed in Schedule 3.3 of the Disclosure Schedules, no member of the Company Group has any other Subsidiaries, or is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns (directly or indirectly) any share or interest in any other Person.

3.4 Corporate Power and Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Warrantor thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery by the Company of the Series B-1 Shares being sold hereunder has been taken or will be taken prior to the Closing. The Transaction Documents to which each Warrantor is a party have been duly executed and delivered by such Warrantor and constitute valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Valid Issuance of the Series B-1 Shares. The Series B-1 Shares that are being purchased by the Investors under this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement will be duly and validly issued, fully paid, and non-assessable, and will be free of preemptive rights, rights of first refusal, and restrictions on transfer other than restrictions on transfer under the Transaction Documents.

3.6 Books and Records. The material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other), results of operations, and assets and properties of the Company Group, each as supplied to the Investors, are true, correct, complete and current in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. A copy of the true and correct member register of the Company as in effect immediately prior to the Closing is attached as Schedule 3.6 of the Disclosure Schedules.

3.7 Financial Condition

(A) There are no debts, liabilities, claims or other obligations owed by or against any member of the Company Group, whether accrued, absolute, contingent or otherwise and whether due or to become due, other than liabilities set forth in the Historical Financial Statements and other than liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date which, in the collective aggregate, do not exceed US$250,000 (or the equivalent thereof in another currency). No member of the Company Group is a guarantor of, or has provided security for, any indebtedness of any Person.

(B) Schedule 3.7 of the Disclosure Schedules sets forth the Historical Financial Statements, which are true and complete in all material respects.

(C) The Historical Financial Statements are true and correct in all material respects and a fair and accurate representation of the financial position of the relevant member of the Company Group as of the dates presented and the results of operations and changes in its financial position for the periods then ended, have been prepared in accordance with the books and records of such member of the Company Group, and have been prepared in accordance with PRC GAAP applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments. The Company does not have any account and has not engaged in any transaction that would affect the Historical Financial Statements if they were prepared on a consolidated basis for the Company Group, except for standard normalization.

(D) All of the accounts receivable and notes receivable owing to the Company Group, including without limitation all accounts receivable and notes receivable set forth on the Historical Financial Statements, constitute valid and enforceable claims, and are good and collectible in the ordinary course of business, net of any reserves shown on the Historical Financial Statements (which reserves are adequate and were calculated on a basis consistent with PRC GAAP), and no further goods or services are required to be provided in order to complete the sales and to entitle the Company Group to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to the Company Group to the actual knowledge of Guarantors.

3.8 Changes in Condition. Except as specifically contemplated by the Transaction Documents, since the Balance Sheet Date each member of the Company Group has operated its business and its assets in the ordinary course consistent with past practice, and furthermore:

(A) None of the members of the Company Group has entered into any transaction that was not in the ordinary course of business.

(B) There has been no Material Adverse Event (individually or when separate events are taken together) with respect to any member of the Company Group or the Company Group taken as a whole.

(C) None of the members of the Company Group has incurred any obligation or liability except obligations or liabilities incurred in the ordinary course of business that do not exceed US$100,000 individually (or the equivalent thereof in another currency) or US$250,000 (or the equivalent thereof in another currency) in the collective aggregate.

(D) There has been no resignation or termination of employment of any Senior Manager of any member of the Company Group, and to Guarantors’ actual knowledge, there is no impending resignation or termination of employment of any Senior Manager of any member of the Company Group.

(E) There has been no labor dispute involving any member of the Company Group or any of its respective employees and, to Guarantors’ actual knowledge, none is pending or threatened.

(F) There has been no material change in any compensation arrangement or agreement with any employee of any member of the Company Group.

(G) There have been no loans or guarantees made by any member of the Company Group to or for the benefit of any Person, other than travel advances and other advances made to employees in the ordinary course of business.

(H) There has been no waiver by any member of the Company Group of a material right or debt owing to such member.

(I) No member of the Company Group has purchased, acquired, sold, leased, granted a security interest in, pledged, mortgaged, created a lien in, or otherwise transferred a material portion of any material asset, whether tangible or intangible, other than the sale of inventory in the ordinary course of business and other than the creation of liens for taxes not yet due or payable.

(J) There has been no material change to a Material Contract (as defined below), no member of the Company Group has entered or terminated a Material Contract, and there has been no change to the charter document of any member of the Company Group.

(K) There has been no declaration, setting aside or payment or other distribution in respect of any of the share capital of any member of the Company Group, or any direct or indirect redemption, purchase or other acquisition of any such share capital by any member of the Company Group.

(L) No member of the Company Group has incurred any indebtedness for money borrowed.

(M) There has been no agreement or commitment by any member of the Company Group to do any of the things described in this Section 3.8.

3.9 Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedules, there is no action, proceeding, or investigation or legal, administrative, arbitral or other method of settling disputes or disagreement against any member of the Company Group, or any Warrantor in connection with his or her relationship with the Company Group, or, to the knowledge of Guarantors, against any employee, officer or director of any member of the Company Group in connection with their relationship with the Company Group, pending or, to Guarantors’ knowledge, threatened, or any basis therefor to Guarantors’ knowledge, including but not limited to any action, proceeding or investigation that questions the validity of the Transaction Documents, the right of any Warrantor to enter into the Transaction Documents to which such Warrantor is a party, the right of any Warrantor to consummate the transactions contemplated by such Transaction Documents, or that would result, either individually or in the aggregate, in any Material Adverse Event. There is no Order in effect against any member of the Company Group. There is no action, suit, proceeding, or investigation by any member of the Company Group currently pending or which any of them presently intends to initiate.

3.10 Title to Properties; Liens and Encumbrances. Each member of the Company Group solely owns or leases all properties and assets necessary to conduct its business and operations as presently conducted and proposed to be conducted. Each member of the Company Group has good and marketable title to all its properties and assets, both real, personal and intangible, including without limitation all properties and assets set forth on the Historical Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any mortgage, pledge, lien, security interest, conditional sales agreement, encumbrance, or charge, other than: (a) liens for current taxes not yet due and payable and (b) liens and encumbrances which do not materially detract from the value of the property or materially impair the operations of such company. With respect to leased properties and assets, each member of the Company Group is in compliance in all material respects with all applicable leases. All properties and assets of each member of the Company Group are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any member of the Company Group is a state-owned asset, and inasmuch, none of the assets of any member of the Company Group is required by applicable Law to undergo any form of valuation procedure prior to the consummation of the transactions contemplated by the Transaction Documents.

3.11 Proprietary Rights

(A) Each member of the Company Group owns or otherwise has the right or license to use all Intellectual Property material to do its business or prospects. Except as set forth in Schedule 3.11(A) of the Disclosure Schedules, no claims are currently being asserted against any member of the Company Group, nor is any member of the Company Group aware of any threatened claim or demand, by any other Person (i) challenging or questioning the Company Group’s validity, enforceability, ownership or use of any of the Intellectual Property owned or used by the Company Group or the validity or effectiveness of any license or similar agreement with respect thereto or (ii) alleging any interference, infringement, misappropriation or unfair competition or trade practices.

(B) Schedule 3.11(B) of the Disclosure Schedules sets forth a complete list of all registered or applied for patents, copyrights or trademarks of each member of the Company Group.

(C) Each member of the Company Group has taken reasonable steps and measures to establish and preserve ownership of or right to use all Intellectual Property material to the operation of its business or prospects. Each member of the Company Group has taken reasonable steps to register, protect, maintain, and safeguard the Intellectual Property material to its business or prospects, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the knowledge of Guarantors, there is no infringement or misappropriation by any other Person of any Intellectual Property of any member of the Company Group.

(D) Each member of the Company Group owns all rights in and to any and all Intellectual Property used or planned to be used by such member of the Company Group, or covering or embodied in any past, current or planned activity, service or product of such member of the Company Group, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, by such member of the Company Group. No former or current employee, and no former or current consultant, of any member of the Company Group has any rights in any Intellectual Property made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his or her retention by such member of the Company Group which can be asserted against such member of the Company Group.

(E) No Intellectual Property owned by any member of the Company Group and material to the operation of its business or prospects is the subject of any security interest, lien, license or other Contract granting rights therein to any other Person. The Company Group has not (i) transferred or assigned, (ii) granted an exclusive license to or (iii) provided or licensed in source code form, any material Intellectual Property owned by any member of the Company Group to any Person.

3.12 Tax Matters

(A) No member of the Company Group has ever been, nor will become, as a result of the transactions contemplated herein, a “passive foreign investment company” (“PFIC”) or a “controlled foreign corporation” (“CFC”), in each case, as defined in the Internal Revenue Code of 1986, as amended (the “Code”). No member of the Company Group anticipates that it will become a PFIC or CFC for the current taxable year or any future taxable year.

(B) Each member of the Company Group is treated as a corporation for U.S. federal income tax purposes.

(C) The provisions for taxes as shown on each balance sheet included in the Historical Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of each member of the Company Group as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Each member of the Company Group has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), and have paid, or made provision for the payment of, all taxes that have become due, except where the failure to make such payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(D) No member of the Company Group or, solely by virtue of their status as shareholders of any member of the Company Group, none of the shareholders of any member of the Company Group, has personal liability under local Law for the debts and claims of the relevant member of the Company Group. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Company Group.

3.13 Material Contracts

(A) For purposes hereof, “Material Contract” means each Contract (other than the Transaction Documents) to which a member of the Company Group is a party or otherwise bound that (i) involves payments (or a series of payments), contingent or otherwise, of US$100,000 (or the equivalent thereof in another currency) or more individually or US$250,000 (or the equivalent thereof in another currency) or more in the aggregate, in cash, property or services, (ii) is with a Governmental or Regulatory Authority, (iii) limits or restricts any member of the Company Group’s ability to compete or otherwise conduct its business in any manner, time or place, or that contains any exclusivity provision, (iv) grants a power of attorney, agency or similar authority, (v) relates to indebtedness for money borrowed, provides for an extension of credit, provides for any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person, (vi) relates to Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software, (vii) is with an Affiliate of any member of the Company Group or any Related Party, (viii) is a lease on real or personal property, (ix) is an insurance policy, (x) is outside the ordinary course of business that involves payments (or a series of payments) of US$10,000 (or the equivalent thereof in another currency) or more individually or US$50,000 (or the equivalent thereof in another currency) or more in the aggregate, in cash, property or services, or (xi) is otherwise material to any member of the Company Group or is a Contract on which any member of the Company Group is substantially dependent.

(B) A true, fully-executed copy of each Material Contract (and a written summary of each non-written Material Contract) has been delivered to the Investors. Each Material Contract is a valid and binding agreement of the member of the Company Group that is a party thereto, the performance of which does not and will not violate any applicable Law or Order, and is in full force and effect, and such member of the Company Group has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such member of the Company Group or, to the knowledge of Guarantors, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur, except for such breach or default that would not result in a Material Adverse Event. No member of the Company Group has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No member of the Company Group has received any notice (whether or not written) that (i) it has breached, violated or defaulted under any Material Contract or (ii) any other party thereto intends to terminate such Material Contract.

3.14 Compliance with Laws and Other Instruments.

(A) Each member of the Company Group is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(B) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any member of the Company Group of, or a failure on the part of such member of the Company Group to comply with, any Law or Order, except for such violation or failure that would not result in a Material Adverse Event or (ii) may give rise to any obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(C) None of the members of the Company Group has received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(D) None of the members of the Company Group nor any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of such member of the Company Group, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any entity, private or public, regardless of form, whether in money, property, or services (w) to obtain favorable treatment in securing business, (x) to pay for favorable treatment for business secured, (y) to obtain special concessions or for special concessions already obtained, for or in respect of such member of the Company Group, or (z) in violation of any Law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of such member of the Company Group.

(E) None of the members of the Company Group is in violation of its Memorandum or Articles of Association or equivalent constitutive documents as in effect.

(F) The execution, delivery, and performance of the Transaction Documents by Guarantors and by any members of the Company Group do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (w) any provision of the Memorandum or Articles of Association or equivalent constitutive documents of any member of the Company Group as in effect at the Closing, (x) any provision of any Order to which any member of the Company Group is a party or by which it is bound, (y) any of the Material Contracts, or (z) any Law applicable to any member of the Company Group; (ii) accelerate or constitute an event entitling the holder of any indebtedness of any member of the Company Group to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; (iii) cause any member of the Company Group to be in default of its obligations under any indebtedness agreement; or (iv) result in the creation of any encumbrance upon any of the properties or assets of any member of the Company Group.

(G) Each of the Guarantors has obtained valid approval from the State Administration of Foreign Exchange of the PRC (the “SAFE”) on his or her shareholding in the Company and the Guarantors have completed amendment registration of such SAFE approval in connection with the financing contemplated under the legal documents entered into with the holders of Series A Shares, as evidenced by the approval documents set forth in Schedule 3.14(G) of the Disclosure Schedules.

3.15 Employee Matters. All Senior Managers and all of the other employees of each of the members of the Company Group are devoting their full professional time to the Company Group. To the knowledge of Guarantors, no employee of any member of the Company Group is in violation of any Order, or any provision of any Contract, relating to such employee's relationship with the Company Group. For purposes hereof, “Benefit Plan” means any plan, Contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, stock option performance stock, employee stock purchase, bonus, severance, retirement, health or insurance plan. Except as required by applicable Law or except as set forth in Schedule 3.15 of the Disclosure Schedule, no member of the Company Group has any Benefit Plans. To the knowledge of Guarantors, no officer, Senior Manager or key employee, or any group of employees, intends to terminate their employment with the Company Group, and no member of the Company Group has a present intention to terminate the employment of any of the foregoing. No employee of the Company Group is owed any back wages or other compensation for services rendered except as set forth on the Historical Financial Statements. There is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities pending or, to the actual knowledge of Guarantors, threatened between any member of the Company Group and its employees. Each member of the Company Group has complied in all material respects with all applicable Laws related to employment and related to the Benefit Plans.

3.16 Transactions with Affiliates. (i) All Contracts (other than the Transaction Documents and the transactions contemplated herein and therein) to or by which any member of the Company Group, on the one hand, and any Related Party, on the other hand, are or have been a party or otherwise bound or affected are set forth on Schedule 3.16 of the Disclosure Schedule, (ii) all such Contracts were made on terms and conditions as favorable to such member of the Company Group as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party; and (iii) to the knowledge of Guarantors, no Related Party has any direct or indirect ownership in any firm or corporation with which any member of the Company Group has a business relationship, or any firm or corporation that competes with any member of the Company Group, except for ownership of less than 1% of any class or other equity of publicly traded companies. There are no claims that any Guarantor has or may claim to have against the Company or any Domestic Entity.

3.17 Governmental Consents. No consent, approval, Order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental or Regulatory Authority on the part of Warrantor will be required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby which has not already been secured or effected or will be secured or effected prior to the Closing.

3.18 Permits. Each member of the Company Group has all material franchises, permits, licenses, approvals, authorizations and any similar governmental authority necessary for the conduct of its business as now being conducted (the “Material Licenses”), and the Company Group can obtain, without undue burden or expense, all Material Licenses for the conduct of its business as proposed to be conducted. The Material Licenses are, and will remain, in full force and effect for not less than six months after the Closing. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. To Guarantors’ knowledge, none of the members of the Company Group is in default in any material respect under any of its Material Licenses and has not received any written notice relating to the suspension, revocation or modification of any such Material Licenses.

3.19 Entire Business. There are no material facilities, services, assets or properties shared with any other Person, which are used in connection with the business of the Company Group.

3.20 Exempt Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Series B-1 Shares, are exempt from the registration requirements of all applicable securities Laws, and neither the Company nor any authorized agent acting on its behalf will take any action that would cause the loss of such exemption. Except for the registration rights set forth in the Restated Investors’ Rights Agreement (as defined below), none of the members of the Company Group has granted any registration rights to any other Person with respect to sales of any of its securities in the United States or elsewhere.

3.21 Insurance. Each member of the Company Group has procured and maintain in effect policies of insurance with respect to its properties and business of the kinds and in the amounts not less than those customarily obtained by companies of similar size and in a similar line of business.

3.22 Business Plan. All of the facts contained in the business plan and the budget for the year 2009 delivered to the Investors (the “Business Plan”) are true and correct in all material respects, and the Company believes that there is a reasonable basis for all of the assumptions and projections contained in the Business Plan.

3.23 Full Disclosure. No representation or warranty of any Warrantor set forth in this Agreement nor any written information furnished by or on behalf of the Warrantor to the Investors in connection with the transactions contemplated by this Agreement or any of the Transaction Documents contains any untrue statement of material fact, or omits to state a fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading in any material respect. Each Warrantor has fully provided the Investors with all the information that the Investors have reasonably requested for deciding whether to purchase the Series B-1 Shares.

4. Representations and Warranties of Investors. Each Investor represents and warrants to the Company that:

4.1 Organization, Good Standing and Qualification. It is duly organized, validly existing and in good standing under the Laws of the respective jurisdiction in which it is incorporated.

4.2 Corporate Power and Authorization. It has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. The Transaction Documents to which the Investor is a party have been duly executed and delivered by the Investor and constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon its representation to the Company, which by its execution of this Agreement it hereby confirms, that the Series B-1 Shares to be received by it hereunder will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any Contract with any Person to sell, transfer or grant participations to any Person, with respect to any Series B-1 Share.

4.4 Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series B-1 Shares.

4.5 Status of Investor. The Investor is (i) purchasing the Series B-1 Shares in compliance with Regulation D under the Securities Act of 1933, as amended (the “Act”) and in accordance with any applicable securities Laws of any state of the United States or any other jurisdiction and (ii) an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Act.

4.6 Restricted Securities. The Investor understands that the Series B-1 Shares it is purchasing are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

4.7 Legends. It is understood that the certificates evidencing the Series B-1 Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR A VALID EXEMPTION THEREFROM.”

5. Confidentiality

5.1 Disclosure of Terms. The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the parties hereto to any other Person except in accordance with the provisions set forth below.

5.2 Permitted Disclosures. Notwithstanding the foregoing, (i) each member of the Company Group and the Investors, as appropriate, may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; and (ii) each Investor may disclose any of the Financing Terms to its fund manager and the employees thereof so long as such Persons are under appropriate nondisclosure obligations.

5.3 Legally Compelled Disclosure. In the event that any party hereto is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Section 5, such party (the “Disclosing Party”) shall promptly provide the other parties hereto with written notice of that fact so that such other parties may seek a protective Order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the other parties hereto.

5.4 Other Exceptions. Notwithstanding any other provision of this Section 5, the confidentiality obligations of the parties shall not apply to: (a) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (c) information which enters the public domain without breach of confidentiality by the restricted party; or (d) disclosures to a party’s accountants and attorneys so long as they agree to keep such disclosures confidential.

5.5 Other Information. The provisions of this Section 5 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

6. Conditions to Investors’ Obligations at Closing. The obligations of the Investors under Section 2 of this Agreement are subject to the fulfillment or waiver by the Investors on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of the Warrantors contained in Section 3 shall be true and accurate on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing. Each Warrantor shall have delivered a certificate dated as of the Closing to the Investors, in form and substance reasonably satisfactory to the Investors, certifying to such effect.

6.2 Performance. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Closing. Each Warrantor shall have delivered a certificate dated as of the Closing to the Investors, in form and substance reasonably satisfactory to the Investors, certifying to such effect.

6.3 Approvals and Consents. All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority or of any third party that are required to be obtained by any Warrantor before the Closing in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing.

6.4 Proceedings and Documents. All corporate, legal and other proceedings taken by each Warrantor in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

6.5 Restated Memorandum and Articles. The Company shall have duly adopted the Restated Memorandum and Articles by all necessary corporate action of the board of directors and shareholders of the Company, and shall have filed the Restated Memorandum and Articles with the Registrar of Companies of the Cayman Islands.

6.6 Due Diligence. The Investors shall have completed all business, technical, legal and financial due diligence investigation of the Company Group to their reasonable satisfaction.

6.7 Approval of Investment. The investment committee or the general partner of the Investors shall have approved the transactions contemplated hereunder.

6.8 Additional Transaction Documents. An Amended and Restated Investors’ Rights Agreement (the “Restated Investors’ Rights Agreement”) substantially in the form attached hereto as Exhibit B, a Series B Preferred Share Restriction Agreement (the “Series B Preferred Share Restriction Agreement”) substantially in the form attached hereto as Exhibit C, a Series B Preferred Right of First Refusal and Co-Sale Agreement (the “Series B Preferred Right of First Refusal and Co-Sale Agreement”) substantially in the form attached hereto as Exhibit D, a Management Rights Letter (the “Management Rights Letter”) substantially in the form of attached hereto as Exhibit E, shall have been duly executed and delivered by the parties thereto to the Investors, and each such agreement shall be in full force and effect.

6.9 Compliance Certificate. The Company shall have delivered to the Investors a certificate dated as of the Closing, signed by the Chief Executive Officer of the Company, in form and substance reasonably satisfactory to the Investors, certifying that the conditions set forth in this Section 6 have been satisfied and also attaching thereto (i) the certified Restated Memorandum and Articles as then in effect, (ii) copies of all resolutions approved by the shareholders and board of directors of the members of the Company Group related to the transactions contemplated hereby, and (iii) a good standing certificate with respect to the Company issued by the applicable authority in the Cayman Islands.

6.10 Legal Opinions. The Investors shall have received from Conyers Dill & Pearman, Cayman Islands counsel for the Company and Fangda Partners, PRC counsel for the Company, written opinions dated and delivered as of the date of the Closing, in form and substance satisfactory to the Investors.

7. Conditions to Company’s Obligations at Closing. The obligations of the Company under Section 2 are subject to the fulfillment or waiver by the Company on or before the Closing of each of the following conditions by the Investors:

7.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 4 shall be true and accurate on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

7.2 Approvals and Consents. All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority or of any third party that are required to be obtained by the Investors before the Closing in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing.

8. Covenants of Warrantors. Each Warrantor hereby jointly and severally covenants to the Investors as follows:

8.1 Use of Proceeds. The proceeds from the sale of the Series B-1 Shares hereunder shall be used for the growth and expansion capital, capital expenditure and general working capital needs related to the Company Group. For the avoidance of doubt, in no event shall the proceeds or any part thereof be applied or used to repurchase, redeem or cancel any securities junior to the Series B-1 Shares, or to make the payments to any shareholder, director, Senior Manager or officer of any member of the Company Group unless in connection with a bona fide arms-length transaction duly approved by the Board, which shall include the affirmative vote of the Series B Director.

8.2 Business of Company Group. The business of the Company Group shall be restricted to the carrying on of the Principal Business.

8.3 SAFE Registration. Each of the Warrantors (as applicable) shall use its/his best endeavors to fully comply with all requirements and obligations of the PRC Governmental or Regulatory Authorities with respect to the Guarantors’ shareholding in the Company on a continuing basis. Without limiting the generality of the preceding sentence, the Warrantors (as applicable) shall use their best endeavors to file for amendment registration and receive approvals from the Changzhou Branch of the SAFE within three (3) months after the Closing in relation to the transactions contemplated hereunder. If the compliance with such time limit proves to be abnormally difficult due to the registration practice implemented by the Changzhou Branch of the SAFE, the Board will review the regulatory framework and its impact every two (2) months after the expiry of the aforesaid three (3) month period to ensure the Warrantors’ immediate attendance to such registration requirement.

8.4 Employee Incentive Plan. Options granted under the ESOP shall vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) monthly vesting in thirty-six (36) equal installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities of the Company shall provide for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of termination of employment (whether actual or constructive), except that in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company or any other transaction, as a result of which the then existing shareholders of the Company will cease to own a majority of the voting securities of the Company upon occurrence of such event, should an employee be terminated without cause within one (1) year after such event, the Board (with the consent from the Series B Director) may decide to grant one (1) year acceleration to such terminated employee. Notwithstanding the foregoing, the parties agree that the outstanding options of the Company on the date of this Agreement as disclosed to the Investors shall vest and be exercised according to the existing terms and conditions of such options.

8.5 Patent Transfer. Each of Mr. Jiang Yikang and Mr. Jiang Decheng shall, and each of the other Warrantors shall procure that each of Mr. Jiang Yikang and Mr. Jiang Decheng, duly transfer all patents and patent applications currently held under his own name to Changzhou Kanghui as soon as practicable without any consideration to the extent permitted by PRC law.

8.6 Board of Domestic Entity. Each Warrantors shall cause the board of directors of each Domestic Entity to be composed in the same manner as provided in the Restated Memorandum and Articles as soon as practicable.

8.7 Minority Shareholders. The Company and the Guarantors shall use their best endeavors to procure that Shen Jiankai and Shi Wenmei join the Restated Investors’ Rights Agreement, the Series B Preferred Share Restriction Agreement and the Series B Preferred Right of First Refusal and Co-Sale Right Agreement based on the terms and conditions thereof or to otherwise solve the disputes with them in connection with the issue of Series B-1 Shares, in each case to the satisfaction of the holders of the Series B Preferred Shares, as soon as practicable, but in no event later than six (6) months after the Closing.

9. Miscellaneous

9.1 Survival of Warranties. The warranties and representations of Guarantors and the Investors contained in this Agreement shall survive the execution and delivery of this Agreement and shall remain effective for a period of three years from the date of the Closing. Such warranties and representations shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or Guarantors.

9.2 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without giving effect to the principles of conflicts of law thereunder.

9.3 Indemnity. The Company, the Domestic Entities, and Guarantors shall, severally and jointly, indemnify the Investors for any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, including reasonable advisor’s fees and other reasonable expenses of investigation and defence of any of the foregoing, actually incurred by the Investors directly as a result of any breach or violation of any representation or warranty or any covenant made by the Company, any Domestic Entity, or any other Warrantor contained herein.

9.4 Dispute Resolution

(A) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(B) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be a single arbitrator. If the parties do not agree to appoint an arbitrator who has consented to participate within thirty (30) days after a notice of arbitration, the relevant appointment shall be made by the Secretary General of the Centre.

(C) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.4 shall prevail.

(D) The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York and shall not apply any other substantive Law.

(E) Each party to arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(F) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(G) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

9.5 Expenses. The Company shall bear its own costs in connection with this Agreement. The Company shall also reimburse the Investors for the reasonable costs and expenses, up to US$60,000, incurred by the Investors in connection with the due diligence investigations of the Company Group, and the preparation, negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, provided that (i) the Closing has taken place pursuant to this Agreement, or (ii) the Closing fails to take place due to default by any of the Warrantors. The Company shall have no obligation to reimburse the Investors for any costs and expenses in the event that the Closing fails to take place due to default of the Investors.

9.6 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Each Investor shall have the right to transfer the rights and obligations hereunder to any of its Affiliates without the consent of other parties thereto.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

9.8 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.9 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

9.10 Finder’s Fee. Each of Guarantors represents and warrants, jointly and severally, to the Investors that it neither is nor will be obligated for any finders’ fee or commission in connection with the transaction contemplated hereunder. Each Investor represents and warrants to Guarantors that it neither is nor will be obligated for any finders’ fee or commission in connection with the transaction contemplated hereunder. The Investors agree to indemnify and to hold harmless Guarantors from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which it or any of its officers, partners, employees or representatives is responsible in connection with the transaction contemplated hereunder. Guarantors jointly and severally agree to indemnify and hold harmless any Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which any Warrantor or any of its officers, employees or representatives is responsible in connection with the transactions contemplated hereunder.

9.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

9.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

9.13 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement. Any prior or contemporaneous agreement, discussion, understanding or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the subject matter of this Agreement is superseded by this Agreement.

9.14 Further Assurances. From and after the date hereof, the parties hereto shall execute and deliver such instruments, documents or other writings, and shall take such further actions, as may be reasonably necessary or desirable to carry out and to effectuate fully the intent and purpose of this Agreement.

9.15 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.16 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the United States of America.

9.17 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.18 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

9.19 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at Law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity.

9.20 Termination. This Agreement may be terminated by the Investors on or after April 30, 2009, by written notice to the Company, if the Closing has not occurred on or prior to such date. Such termination under this Section 9.20 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable Law.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

CHINA KANGHUI HOLDINGS

By:	/s/ JIANG YIKANG
Name:
Capacity:

Contact Address:
No. 1-8, Tianshan Road
Xinbei District, Changzhou City
Jiangsu Province
P.R. China

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Domestic Entities:

Contact Address:
No. 1-8, Tianshan Road
Xinbei District, Changzhou City
Jiangsu Province,
P.R. China

BEIJING LIBEIER BIOLOGY ENGINEERING RESEARCH INSTITUTE CO., LTD.

By:
Name:
Capacity:

Contact Address:
Room 804B, No.4 of Building
Wanliuyicheng,
No. 11 on Changchunqiao Road,
Haidian District, Beijing, P.R. China

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Domestic Entities:

CHANGZHOU KANGHUI MEDICAL INNOVATION CO., LTD.

By:
Name:
Capacity:

Contact Address:
No. 1-8, Tianshan Road
Xinbei District, Changzhou City
Jiangsu Province
P.R. China

Contact Address:
Room 804B, No.4 of Building
Wanliuyicheng,
No. 11 on Changchunqiao Road,
Haidian District, Beijing, P.R. China

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Guarantors:

By:	/s/ JIANG YIKANG
JIANG YIKANG

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ ZHAO GANG
ZHAO GANG

Contact Address:
No. 59-3, Dongxiatang
Changzhou, Jiangsu
P.R. China

By:	/s/ JIANG HUIYING
JIANG HUIYING

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ JIANG ZHENYU
JIANG ZHENYU

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ DU JUN
DU JUN

Contact Address:
No. 1 Lao Jie Street
Jinfeng Zhen, Zhangjia Gang
Jiangsu, P.R. China

By:	/s/ DU TINGTING
DU TINGTING

Contact Address:
No. 3 Yizheng Road
Zhenjiang, Jiangsu
P.R. China

By:	/s/ YANG XIAOHUI
YANG XIAOHUI

Contact Address:
No. 125 Longhutang East Street
Xinbei District, Changzhou
Jiangsu, P.R. China

By:	/s/ WANG JINGBO
WANG JINGBO

Contact Address:
APT BLK 286C
TOH GUAN Road #13-24
Singapore

By:	/s/ DU JUN
DU JUN

Contact Address:
No. 1 Lao Jie Street
Jinfeng Zhen, Zhangjia Gang
Jiangsu, P.R. China

By:	/s/ DU TINGTING
DU TINGTING

Contact Address:
No. 3 Yizheng Road
Zhenjiang, Jiangsu
P.R. China

By:	/s/ YANG XIAOHUI
YANG XIAOHUI

Contact Address:
No. 125 Longhutang East Street
Xinbei District, Changzhou
Jiangsu, P.R. China

By:	/s/ WANG JINGBO
WANG JINGBO

Contact Address:
APT BLK 286C
TOH GUAN Road #13-24
Singapore

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Investors:

VIVO VENTURES FUND VI, L.P.

By:	/s/ Frank Kung
Name: Frank Kung
Capacity: Managing Member,
Vivo Ventures VI, LLC
General Partner of Vivo Ventures Fund VI, L.P.

Contact Address:
575 High Street, Suite 201
Palo Alto, CA 94301
(650) 688-0818 Phone
(650) 688-0815 Fax

VIVO VENTURES VI AFFILIATES FUND, L.P.

By:	/s/ Frank Kung
Name: Frank Kung
Capacity: Managing Member,
Vivo Ventures VI, LLC
General Partner of Vivo Ventures VI Affiliates Fund, L.P.

Contact Address:
575 High Street, Suite 201
Palo Alto, CA 94301
(650) 688-0818 Phone
(650) 688-0815 Fax

SCHEDULE A

GUARANTORS

Name	Nationality	ID/Passport Number

Jiang Yikang	Chinese	320404195308020011

Zhao Gang	Chinese	320402590225041

Jiang Huiying	Chinese	320404195702170026

Jiang Zhenyu	Chinese	320404198202253435

Du Jun	Chinese	320521195711222352

Du Tingting	Chinese	320582198312162328

Yang Xiaohui	Chinese	320421193811046208

Wang Jingbo	Singaporean	S7284180H

SCHEDULE B

DISCLOSURE SCHEDULES

SCHEDULE C CAPITALIZATION TABLE

Part A

Immediately Prior to Closing:

Shareholders	Shares	Percentage
Common Shares:
Jiang Yikang	600,000	5.2605%
Shen Jiankai	200,000	1.7535%
Zhao Gang	542,074	4.7526%
Shi Wenmei	520,000	4.5591%
Jiang Huiying	333,396	2.9230%
Jiang Zhenyu	400,000	3.5070%
Du Jun	200,000	1.7535%
Du Tingting	200,000	1.7535%
Yang Xiaohui	533,591	4.6782%
Wang Jingbo	60,000	0.5260%
ESOP	1,710,868	15%
IDG Accel Fund:	923,743	8.0989%
IDG-Accel China Growth Fund L.P.	711,929	6.2418%
IDG-Accel China Growth Fund-A L.P.	145,490	1.2756%
IDG-Accel China Investors L.P.	66,324	0.5815%
TDF Capital:	554,246	4.8593%
TDF Capital China II, LP	532,409	4.6679%
TDF Capital Advisors, LP	21,837	0.1915%
SIG China Investments One, Ltd.	476,934	4.1815%
CDH Venture Capital Limited	227,456	1.9942%
Series A Shares:
IDG Accel Fund:	823,322	7.2185%
IDG-Accel China Growth Fund L.P.	634,534	5.5633%
IDG-Accel China Growth Fund-A L.P.	129,673	1.1369%
IDG-Accel China Investors L.P.	59,115	0.5183%
TDF Capital:	493,994	4.3311%
TDF Capital China II, LP	474,530	4.1604%
TDF Capital Advisors, LP	19,464	0.1707%
Series B Shares:
SIG China Investments One, Ltd.	1,340,311	11.7512%
IDG Accel Fund:	376,523	3.3012%
IDG-Accel China Growth Fund L.P.	290,186	2.5442%
IDG-Accel China Growth Fund-A L.P.	59,303	0.5199%
IDG-Accel China Investors L.P.	27,034	0.2370%

TDF Capital:	225,914	1.9807%
TDF Capital China II, LP	217,013	1.9027%
TDF Capital Advisors, LP	8,901	0.0780%
CDH Venture Capital Limited	663,413	5.8165%
Total:	11,405,785	100.0000%

Part B

Immediately Following Closing:

Shareholders	Shares	Amount	Series B-1 Closing
Common Shares:
Jiang Yikang	600,000		5.1633%
Shen Jiankai	200,000		1.7211%
Zhao Gang	542,074		4.6648%
Shi Wenmei	520,000		4.4749%
Jiang Huiying	333,396		2.8690%
Jiang Zhenyu	400,000		3.4422%
Du Jun	200,000		1.7211%
Du Tingting	200,000		1.7211%
Yang Xiaohui	533,591		4.5918%
Wang Jingbo	60,000		0.5163%
ESOP	1,743,072		15.0000%
IDG Accel Fund:	923,743		7.9493%
IDG-Accel China Growth Fund L.P.	711,929		6.1265%
IDG-Accel China Growth Fund-A L.P.	145,490		1.2520%
IDG-Accel China Investors L.P.	66,324		0.5708%
TDF Capital:	554,246		4.7696%
TDF Capital China II, LP	532,409		4.5817%
TDF Capital Advisors, LP	21,837		0.1879%
SIG China Investments One, Ltd.	476,934		4.1043%
CDH Venture Capital Limited	227,456		1.9574%
Series A Shares:
IDG Accel Fund:	823,322		7.0851%
IDG-Accel China Growth Fund L.P.	634,534		5.4605%
IDG-Accel China Growth Fund-A L.P.	129,673		1.1159%
IDG-Accel China Investors L.P.	59,115		0.5087%
TDF Capital:	493,994		4.2511%
TDF Capital China II, LP	474,530		4.0836%
TDF Capital Advisors, LP	19,464		0.1675%
Series B Shares:
SIG China Investments One, Ltd.	1,340,311		11.5340%
IDG Accel Fund:	376,523		3.2402%
IDG-Accel China Growth Fund L.P.	290,186		2.4972%
IDG-Accel China Growth Fund-A L.P.	59,303		0.5103%
IDG-Accel China Investors L.P.	27,034		0.2326%

TDF Capital:	225,914		1.9441%
TDF Capital China II, LP	217,013		1.8675%
TDF Capital Advisors, LP	8,901		0.0766%
CDH Venture Capital Limited	663,413		5.7090%
Series B-1 Shares:
VIVO Ventures	182,493	2,000,000	1.5704%
VIVO Ventures Fund Vi, L.P.	181,167	1,985,455	1.5590%
Vivo Ventures VI Affiliates Fund, L.P.	1,326	14,545	0.0114%
Total:	11,620,482	2,000,000	100.0000%

SCHEDULE D

ESOP

(See Exhibit 10.1)

EXHIBIT A

RESTATED MOMORANDUM AND ARTICLES

(See Exhibit 3.1)

EXHIBIT B

RESTATED INVESTORS’ RIGHTS AGREEMENT

(See Exhibit 4.7)

EXHIBIT C

SERIES B PREFERRED SHARE RESTRICTION AGREEMENT

(See Exhibit 4.9)

EXHIBIT D

SERIES B PREFERRED RIGHT OF FIRST REFUSAL

AND CO-SALE AGREEMENT

(See Exhibit 4.8)

EXHIBIT E

MANAGEMENT RIGHTS LETTER

                    , 2009

VIVO Ventures Fund VI L,P.

VIVO Ventures VI Affiliates Fund, L.P.

575 High Street, Suite 201, Palo Alto, CA 94301

Re:	Management Rights

Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of Series B-I Shares of China Kanghui Holdings (the “Company”) pursuant to the Share Purchase Agreement dated as of April 21, 2009 among the parties thereof (the “Share Purchase Agreement”), VIVO Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. (collectively, the “Investors”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights and other rights specifically provided to the Investors in the Transaction Documents (as defined in the Share Purchase Agreement:

The Investors shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with the Investors regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

The Investors may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

If the investors are not represented on the Company’s Board of Directors, the Company shall (1) invite the observer appointed by the Investors according to the Restated Memorandum and Articles (as defined in the Share Purchase Agreement) and to attend all meetings of its Board of Directors (and all committees thereof) in a nonvoting observer capacity, and (ii) give a representative of the Investors copies of al notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney- client privilege, to protect highly confidential proprietary information or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board of Directors with respect to the Investors’ concerns regarding significant business issues facing the Company.

1

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Investors’ ownership of stock in the Company as a “venture capita] investment” for purposes of the Department of Labor “plan asset” regulations, 29 C.F.R. §2510.3-101, and in the event the aforementioned rights are not satisfactory for such purpose, the Company and the Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

The rights described herein shall terminate and be of no further force or effect upon (a) the consummation of the sale of the Company’s securities in connection with a firm- commitment underwritten initial public offering of the Common Shares of the Company on the New York Stock Exchange, the Nasdaq Stock Market’s National Market System, the Main Board of the Hong Kong Stock Exchange or any other exchange of the recognized international reputation and standing duly approved by the Company’s Board of Directors; or (b) the consummation of a merger or consolidation of the Company that is effected (1) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different jurisdiction or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor.

Very truly yours,

CHINA KANGHUI HOLDINGS

By:	/s/ JIANG YIKANG
Title:	Director

AGREED AND ACCEPTED:

VIVO VENTURES FUND VI, L.P.

By:
Title:	Authorized Signatory

Vivo VENTURES VI AFFILIATES FUND, L.P.

By:
Title:	Authorized Signatory

2

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Investors’ ownership of stock in the Company as a “venture capita] investment” for purposes of the Department of Labor “plan asset” regulations, 29 C.F.R. §2510.3-101, and in the event the aforementioned rights are not satisfactory for such purpose, the Company and the Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

The rights described herein shall terminate and be of no further force or effect upon (a) the consummation of the sale of the Company’s securities in connection with a firm- commitment underwritten initial public offering of the Common Shares of the Company on the New York Stock Exchange, the Nasdaq Stock Market’s National Market System, the Main Board of the Hong Kong Stock Exchange or any other exchange of the recognized international reputation and standing duly approved by the Company’s Board of Directors; or (b) the consummation of a merger or consolidation of the Company that is effected (1) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different jurisdiction or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor.

Very truly yours,

CHINA KANGHUI HOLDINGS

By:
Title:	Director

AGREED AND ACCEPTED:

VIVO VENTURES FUND VI, L.P.

By:
Title:	Authorized Signatory

Vivo VENTURES VI AFFILIATES FUND, L.P.

By:
Title:	Authorized Signatory

2